EXHIBIT 99.1

Committed Capital Acquisition Corporation II Provides Update

NEW YORK and TORONTO, May 10, 2016 -- Committed Capital Acquisition Corporation II (the “Company” or CCAQ) (OTCQB: CCAQ) announced today that Serruya Private Equity (“SPE”) has committed to invest up to $50 million at the time of an initial business transaction and that Aaron Serruya will join its Board of Directors. In addition, the Company’s stockholders approved a twelve-month extension to consummate an initial business transaction at the Company’s special meeting of stockholders held on April 8, 2016.

In connection with the vote on the Extension Amendment, stockholders redeemed approximately 5.6 million shares, valued at approximately $28 million. Approximately $12 million currently remains in the trust account, and the Company will have until April 10, 2017 to consummate an acquisition of one or more operating businesses or assets (a “business transaction”). At the consummation of such business transaction, all outstanding warrants will convert into an aggregate of 80,000 shares of stock pursuant to an amendment to the Warrant Agreement approved by the warrantholders at the Company’s special meeting of warrantholders held on April 8, 2016.

“We would like to thank all of our shareholders for their trust and patience over the past two years. While we are disappointed that we did not complete a business transaction by April 10 of this year, we are optimistic that by aligning interests with Aaron and the Serruya family that we can bring forward an exciting opportunity for our investors,” said Michael Rapp, Chief Executive Officer and Chairman of CCAQ. Michael continued, “I have gotten to know Aaron and his brothers over the years and have seen their incredible success as investors and operators. They are extremely well known in the franchise and broader consumer space and I am excited to have them aboard as partners and principals in our public vehicle.”

Aaron Serruya said “My brothers and I appreciate the unique nature of this discretionary vehicle and believe it is very attractive for a private company to access capital and a public listing with speed and certainty. As principal investors and operators in the consumer space, we will leverage our broad network in an attempt to source an exciting opportunity that can unlock value for all shareholders.”

About Committed Capital Acquisition Corporation II

CCAQ currently is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable stock transaction or other similar business transaction, one or more operating businesses or assets. Unlike most other blank check companies, CCAQ’s board of directors will have the sole discretion and authority to approve and consummate a business transaction. CCAQ is focused on merging with or acquiring a high-quality, high-growth business as its going public solution and believes that its publicly traded vehicle offers speed and certainty of closure to prospective targets.

About Serruya Private Equity

Serruya Private Equity (“SPE”) partners closely with management teams to provide the strategic resources that build great companies and help them thrive. Our team of investment professionals creates value for our portfolio companies through our breadth of expertise in key vertical industries including consumer/retail, real estate, hospitality, services, telecommunications and financing. In addition to private equity, SPE invests across asset classes including credit, public equity and venture capital, and leverages the firm’s shared platform to capture opportunities in strategic areas of focus. For more information, visit www.serruyaequity.com

Contact

David Kutcher

Vice President, Corporate Development

Committed Capital Acquisition Corporation II

Phone: (212) 759-2020

SOURCE Committed Capital Acquisition Corporation II